Exhibit 10.8

MUTUAL TERMINATION AGREEMENT

Between

STC.UNM AND ONCOTHYREON INC.

MUTUAL TERMINATION AGREEMENT (the “Agreement”) entered into effective May 5, 2016, (the “Effective Date”) between STC.UNM, a New Mexico 501(c)(3) nonprofit corporation, with its principal office at 801 University Blvd. SE, Suite 101, Albuquerque, New Mexico 87106 (hereinafter referred to as “STC”) and ONCOTHYREON INC., a Delaware corporation with a place of business at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121 (hereinafter referred to as “ONCOTHYREON”) (each of ONCOTHYREON a “Party” and together the “Parties”).

As of the Effective Date, in consideration of the payments, releases, mutual covenants and premises contained herein, the receipt and sufficiency of which are hereby acknowledged, STC and ONCOTHYREON agree:

BACKGROUND

STC and ONCOTHYREON are Parties to that certain Patent License Agreement dated June 14, 2014, as amended by a First Amendment to Patent License Agreement effective February 2, 2015, a Second Amendment to Patent License Agreement effective September 15, 2015, and a Third Amendment to Patent License Agreement effective October 13, 2015 (the “License Agreement”).

The Parties now desire to terminate the License Agreement in its entirety and to release each other from certain claims, on the terms and conditions set forth below.

ARTICLE I.

TERMINATION

1.1 Termination. STC and ONCOTHYREON mutually agree that the License Agreement is hereby terminated in its entirety and as of the Effective Date, neither Party shall have any rights, powers, duties, or obligations under the License Agreement. Without limiting the foregoing, as of the Effective Date: (a) the rights granted to ONCOTHYREON and any Licensed Affiliate under the License Agreement in and to the Licensed Patents shall terminate, and ONCOTHYREON and its Licensed Affiliates disclaim all rights in and to the Licensed Patents under the License Agreement, and acknowledge and agree that they have no rights in the Licensed Patents by implication, estoppel, or otherwise; and (b) the rights granted to ONCOTHYREON under Section 2.10 of the License Agreement related to inventions or discoveries developed pursuant to the Sponsored Research Agreement terminate.

ARTICLE II.

PAYMENTS AND COVENANTS

2.1 Termination Fee. ONCOTHYREON shall pay to STC a termination fee of Two Hundred Fifty Thousand Dollars ($250,000) within five (5) business days of the Effective Date.

2.2 License Fee. ONCOTHYREON shall pay to STC the amount of Seventy-Five Thousand Dollars ($75,000) as a license fee within five (5) business days of the Effective Date in lieu of the license fee due June 30, 2016 and any other payments which are or may be due or come due under the License Agreement.

2.3 Payment of Patent Costs.

ONCOTHYREON shall reimburse STC for all reasonable, documented out-of-pocket legal and other fees, costs, and expenses incurred by STC for the prosecution and maintenance of Licensed Patents incurred prior to the Effective Date and not previously reimbursed to STC. ONCOTHYREON shall reimburse and pay to STC all such reasonable, documented out-of-pocket legal and other fees, costs, and expenses within thirty (30) days after STC invoices ONCOTHYREON from time-to-time for the amount of such fees, costs and expenses.

ARTICLE III.

MUTUAL RELEASES

3.1 ONCOTHYREON, for itself and its Licensed Affiliates, irrevocably and unconditionally releases, waives and forever discharges STC, its directors, officers, and employees, University, its Regents, officers, and employees, Sandia, its directors, officers, and employees, and the Inventors, and their respective agents, representatives, successors, and assigns, and each of them, of and from any and all charges, complaints, grievances, actions, causes of action, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, damages, costs, debts, losses, expenses (including attorneys’ fees and costs actually incurred and to be incurred), and any other claims, however denominated or characterized, in each case solely to the extent the relevant claim: (i) arose or arises under or relates to the License Agreement, the Licensed Patents under the License Agreement, or any publication related to the Licensed Patents authored, in whole or in part, by an Inventor that was published prior to the Effective Date; and, (ii) results from or which may result from any matter, transaction, circumstance, act, omission or conduct, which occurred or does or shall otherwise exist at or prior to the Effective Date. In addition, ONCOTHYREON waives and releases University and STC from any duties or obligations under Section 7 of the Sponsored Research Agreement, specifically including the grant of any nonexclusive licenses and options or rights of first refusal with respect to any invention first conceived or reduced to practice under the Sponsored Research Agreement. The Sponsored Research Agreement will expire as of July 3, 2016 ONCOTHYREON acknowledges that all obligations of University to ONCOTHYREON have been performed under such agreement and ONCOTHYREON waives any claims it may have against University under the Sponsored Research Agreement. University acknowledges that all obligation of ONCOTHYREON to University have been performed under such agreement and University waives any claims it may have against ONCOTHYREON under the Sponsored Research Agreement.

3.2 STC irrevocably and unconditionally releases, waives and forever discharges ONCOTHYREON, its Licensed Affiliates, and their respective directors, officers, employees, agents, representatives, successors and assigns, and each of them, of and from any and all charges, complaints, grievances, actions, causes of action, suits, liabilities, obligations, promises, agreements, demands, controversies, rights, damages, costs, debts, losses, expenses (including attorneys’ fees and costs actually incurred and to be incurred), and any other claims, however denominated or characterized, in each case solely to the extent the relevant claim: (i) arose or arises under or relates to the License Agreement, the Licensed Patents under the License Agreement, or any publication related to the Licensed Patents authored, in whole or in part, by an Inventor that was published prior to the Effective Date; and, (ii) results from or which may result from any matter, transaction, circumstance, act, omission or conduct, which occurred or does or shall otherwise exist at or prior to the Effective Date.

3.3 Each of STC and ONCOTHYREON expressly warrants, declares and represents to the persons or entities released by that Party as a part of the consideration expressed herein, that before executing this Agreement, each Party fully informed itself of the terms, contents, conditions, and effects of this Agreement; that such Party consulted with an attorney of its choice concerning the provisions of this Article III and its decision to give this release for the consideration expressed herein; and that no promise, inducement or agreement of any kind or character has been made to such Party by the persons or entities being released hereunder or anyone acting for them, except as is expressly stated in this Agreement; such Party has relied solely and completely upon its own judgment in executing this Agreement; each Party fully understands that this Article III is a full, complete, and final release of the matters to which it pertains, and that this Agreement contains all of the consideration that is to be paid or provided as a result of any claim against any Party or person or entity being released hereunder whatsoever.

3.4 Subject to Sections 3.7, 3.8, and 3.9, below, each of STC and ONCOTHYREON intend that and the releases provided above are to be construed in the broadest, fullest, and most all-inclusive manner, and are intended to be complete and global and specifically include claims that are known or unknown, vested, fixed, contingent or conditional with respect to the matters described above and from foreseen and unforeseen injuries and damages and the consequences thereof. Without limiting the extent thereof, each of STC and ONCOTHYREON intend that and the releases shall apply to any claim or claims arising under any local, state, or federal law, including, but not limited to, claims based upon the patentability, invalidity, or unenforceability of the Licensed Patents, and claims based upon negligent or intentional infliction of emotional distress, negligence, negligent misrepresentation, gross negligence, interference with contractual relations, prima facie tort, defamation, libel, invasion of privacy, breach of express or implied contract, breach of an implied covenant of good faith and fair dealing, fraud, breach of fiduciary duty, or any other local, state, or federal statutory, regulatory, or common law right, claim, or cause of action whatsoever.

3.5 STC agrees and covenants that it will not sue, demand arbitration, or initiate any proceeding against any person released by STC for any claim or other matter released by STC under Section 3.2, above. ONCOTHYREON agrees and covenants that neither it nor any Licensed Affiliate will sue, demand arbitration, or initiate any proceeding against any person released by ONCOTHYREON for any claim or other matter released by ONCOTHYREON or a Licensed Affiliate under Section 3.1, above.

3.6 The persons released by STC under Section 3.2, above, and ONCOTHYREON under Section 3.1, above, are intended to be and are third Party beneficiaries with rights and remedies under this Article III.

3.7 Notwithstanding anything to the contrary herein, nothing in this Article III shall be construed to limit either Party’s ability to bring claims against the other Party or (in the case of ONCOTHYREON) a Licensed Affiliate for patent infringement or either Party’s ability to raise invalidity, unenforceability or non-infringement defenses against a claim for patent infringement brought by the other Party or (in the case of ONCOTHYREON) a Licensed Affiliate, or to bring declaratory judgment counterclaims seeking a declaration of invalidity, unenforceability or non-infringement in response to a claim for patent infringement brought by the other Party or (in the case of ONCOTHYREON) a Licensed Affiliate.

3.8 Notwithstanding anything to the contrary herein, nothing in this Article III shall be construed to be a release by STC of its right to receive 28,891 shares of ONCOTHYREON stock currently held under that certain Escrow Agreement entered into in accordance with the Agreement and Plan of Reorganization By and Among Oncothyreon, Inc., AB Acquisition (DE) Corp., Alpine Biosciences, Inc., and Mitchell H. Gold, M.D. as Stockholders’ Agent dated August 8, 2014.

3.9 Notwithstanding anything to the contrary herein, nothing in this Article III shall be construed to terminate, release or, except as expressly provided in the last sentence of Section 3.1, above, affect the rights, powers, duties, and obligations of either STC or ONCOTHYREON under the following, which shall remain in full force and effect:

(a) the Mutual Nondisclosure Agreement between STC and ONCOTHYREON dated June 8, 2015,;

(b) the Mutual Nondisclosure Agreement between STC and ONCOTHYREON dated June 8, 2015;

(c) the Non-Disclosure and Nonuse Agreement between STC and ONCOTHYREON dated January 28, 2016, as amended; provided however, that within ten (10) days of the Effective Date, ONCOTHYREON, in accordance with Section 5 of such agreement, shall return to STC all documents and other tangible objects representing Confidential Information disclosed to ONCOTHYREON, retaining only one (1) archival copy thereof which may be used by ONCOTHYREON only as described in Section 5 thereof; or,

(d) the Sponsored Research Agreement.

3.10 Subject to Section 3.7 above and except for any action, suit or proceeding arising out of the performance or failure to perform this Agreement: (a) STC agrees that it will not take any action which is intended, or would reasonably be expected, to disparage ONCOTHYREON or its reputation; and, (b) ONCOTHYREON agrees that it will not take any action which is intended, or would reasonably be expected, to disparage STC, UNIVERSITY, or Sandia or their reputations. For clarity, this Section 3.10 shall not prevent disclosures required pursuant to a subpoena or other court or administrative order.

ARTICLE IV.

CONFIDENTIALITY PROVISIONS

4.1 Neither Party shall, without the express written consent of the other, for any reason or at any time disclose the terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information or as required by securities or other applicable laws, or the rules of any national securities exchange on which ONCOTHYREON’s equity securities are traded, or to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, including in the case of STC, University, Sandia, and the Inventors, in each case under circumstances that protect the confidentiality thereof on terms no less strict than those contained in this Agreement.

4.2 STC shall maintain in confidence, and shall not use for any purpose or disclose to any third Party, information disclosed to STC by or on behalf of ONCOTHYREON or a Licensed Affiliate prior to the Effective Date in writing and marked “Confidential” or which by its nature would reasonably be deemed to be confidential or proprietary (collectively, “Confidential Information”) and shall not use such Confidential Information for any purpose. Confidential Information shall not include any information that: (i) was already known to the receiving Party at the time of disclosure other than under an obligation of confidentiality, (ii) now or hereafter becomes publicly known other than through acts or omissions of STC, (iii) is disclosed to STC by a third Party under no obligation of confidentiality to ONCOTHYREON of a Licensed Affiliate or (iv) is independently developed STC without reliance on the Confidential Information ONCOTHYREON or a Licensed Affiliate.

4.3 Neither Party shall, without the express written consent of the other disclose to third Parties the financial terms set forth in the License Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information or as required by securities or other applicable laws, or the rules of any national securities exchange on which ONCOTHYREON’s equity securities are traded, or to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others, including in the case of STC, University, Sandia, and the Inventors, on a need to know basis, in each case under circumstances that protect the confidentiality thereof on terms no less strict than those contained in this Agreement.

ARTICLE V.

INDEMNIFICATION

5.1 ONCOTHYREON shall defend, indemnify and hold the Indemnitees harmless from any and all third party claims, demands, actions and causes of action against the Indemnitees, and each of them, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of the making, using, selling, offering for sale, and/or importing of products licensed under the License Agreement by or on behalf of ONCOTHYREON or its Affiliates, except to the extent such claims, demands, actions or causes of action result, in whole or in part, from (a) the negligent acts or omissions of an Indemnitee, or from acts or omissions of such persons for which an Indemnitee would otherwise be strictly liable and/or (b) the invalidity and/or enforceability of the Licensed Patents. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other reasonable costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action. Notwithstanding the foregoing, ONOCOTHYREON shall have no obligation to indemnify, defend or hold harmless any Indemnitee for any claim, demand, action or cause of action arising from conduct of any one or more Indemnitees prior to August 8, 2014.

ARTICLE VI.

MISCELLANEOUS

6.1 Definitions. Capitalized terms not defined herein have the meaning set forth in the attached Glossary.

6.2 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of New Mexico, U.S.A.

6.3 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of New Mexico without regard to its conflicts of laws principles.

6.4 Entire Agreement. This Agreement constitutes the entire agreement between STC and ONCOTHYREON with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings (both written and oral) regarding such subject matter and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto.

6.5 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.

6.6 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted arising out of the performance or failure to perform this Agreement (excluding for clarity any action, suit or proceeding for patent infringement brought by either Party against the other) the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.7 Multiple Counterparts/Electronic Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same instrument. This Agreement may be: (a) created and submitted to each Party for signature in pdf or other similar type electronic file format; and, (b) executed by manual or electronic signature and executed signature pages may be delivered using pdf or similar type file transmitted by facsimile, electronic mail, cloud-based server, e-signature technology or other similar electronic means. When executed and delivered as provided in this section, an electronic record of this Agreement in a form that is capable of being accurately reproduced, whether by transmission, printing, or otherwise, may be relied upon by a Party for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, STC and ONCOTHYREON have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

STC.UNM		ONCOTHYREON INC.

By:	/s/ Elizabeth J. Kuuttila	By:	/s/ Scott Peterson
	Elizabeth J. Kuuttila	Printed Name: Scott Peterson
	President & CEO	Title: Chief Scientific Officer

Date:	May 5, 2016	Date: May 5, 2016

GLOSSARY

“Indemnitees” means STC, STC’s employees, officers, and directors, University, University’s Regents, officers, and employees, Sandia, Sandia’s employees, officers and directors, and the Inventors, and their respective heirs, executors, administrators, and legal representatives.

“Inventors” means Eric C. Carnes, C. Jeffrey Brinker, Carlee Erin Ashley, Dan C. Wilkinson, Brian S. Wilkinson, David P. Padilla, Darren Dunphy, Trevin Heisey, Oscar Negrete, Paul N. Durfee, Jason Townson, Yu-Shen Lin, Juewen Liu, Xingmao Jiang, David S. Peabody, Walker (Kip) Wharton, Bryce Chackerian, Cheryl L. Willman, Erin Damita Milligan, Reema R. Zeineldin, M. Houman Fekrazad, Linda A. Felton, Terry Wu, Katharine Epler, Robert Eric Castillo, Darryl Saski, Terry Wu, Jacob Agola, Ayse Muniz, Steven Branda, Joshua Santarpia, Adrienne C. Greene, and any person named as an inventor on a Licensed Patent.

“Licensed Affiliates” means any entity designated as a Licensed Affiliate by ONCOTHYREON as of the Effective Date in accordance with the provisions of the License Agreement. As of the Effective Date the only Licensed Affiliate so designated by ONCOTHYREON is Alpine Biosciences, Inc.

“License Agreement” means the Patent License Agreement dated June 14, 2014, as amended by a First Amendment to Patent License Agreement effective February 2, 2015, a Second Amendment to Patent License Agreement effective September 15, 2015, and a Third Amendment to Patent License Agreement effective October 13, 2015.

“Licensed Patents” means all rights in inventions or discoveries covered by or embodied in the patents and patent applications listed on attached Exhibit A to the License Agreement, and all divisions, substitutions, continuations, continuations-in-part, reissues, renewals, reexaminations or extensions thereof, any patents that issue thereon, and existing and future foreign patent applications and patents that correspond thereto.

“Sandia” means Sandia Corporation, a Delaware corporation, manager and operator of Sandia National Laboratories for the United States Department of Energy under contract DE-AC04-94AL85000.

“Sponsored Research Agreement” means the Sponsored Research Agreement by and between ONCOTHYREON as successor in interest to Alpine Biosciences, Inc. and The Regents of the University of New Mexico dated effective July 14, 2014, as amended.

“University” means The Regents of the University of New Mexico.